Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Results for Fourth Quarter and Full Year Ended December 31, 2012

MORGAN HILL, Calif., March 28, 2013 – The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the fourth quarter and full year ended December 31, 2012.

Coast reported a net loss of $1.5 million, or $0.32 per diluted share, for the fourth quarter of 2012, compared to a net loss of $1.4 million, or $0.32 per diluted share, in the same quarter of 2011. For the full year ended December 31, 2012, Coast recorded a net loss of $2.0 million, or $0.44 per diluted share, compared with a net loss of $886,000, or $0.20 per diluted share, for 2011. The increase in net loss in this year’s fourth quarter and full year 2012 were primarily attributable to declines in gross profit, along with increases in selling, general and administrative (SG&A) expenses in both periods.

Net sales for this year’s fourth quarter increased by 10.6%, to $20.7 million, compared to net sales of $18.7 million in the fourth quarter of 2011. In the full year ended December 31, 2012, net sales increased by 4.9%, to $113.5 million, from $108.2 million in 2011. Those increases were the result of increased sales of the Company’s products to large mass merchandisers, which is a new distribution channel for the Company, as well as an increase in the purchase and usage of RVs, which translated into increased purchases of Coast’s products.

In this year’s fourth quarter, gross margin increased to 12.6% from 11.4% in the same quarter of 2011, due primarily to price increases on selected products, a strengthening in the Canadian dollar, and the beneficial effect on gross profit of the increase in net sales during this year’s fourth quarter. In the full year ended December 31, 2012, gross profits fell by $727,000, to $17.3 million, resulting in a decline in gross margin to 15.2% from 16.7% in 2011. These declines in gross margin were the result of price reductions in the first half of the year on selected products that Coast implemented in response to aggressive price competition, as well as a weakening of the Canadian dollar in the first half of 2012, which increased the Company’s Canadian subsidiary’s cost of purchasing products from U.S. suppliers. In addition, the Company incurred additional costs primarily attributable to quality control testing of new proprietary product models introduced into the market, and an increase in the warranty reserve for proprietary products as a result of increases in sales of those products.

SG&A expenses in this year’s fourth quarter were $4.5 million compared to $4.0 million in the same quarter in 2011, and increased as a percentage of sales to 21.9% from 21.5% in the fourth quarter of 2011. In the full year ended December 31, 2012, SG&A expenses increased by $862,000, or 4.6%, compared to 2011. Despite that increase, as a percentage of net sales, these expenses declined to 17.1% in 2012, as compared to 17.2% in 2011. The increases in absolute dollars in SG&A expenses were primarily due to increased investments in developing and selling proprietary products, including marketing, testing and engineering costs. Proprietary products have been a key strategic initiative to enhance long-term growth in sales and profitability for Coast.

On the balance sheet, accounts receivable decreased by nearly $1.0 million, to $9.9 million at December 31, 2012 from $10.9 million at December 31, 2011. Inventories at year end were $30.3 million, an increase of $4.4 million compared with $25.9 million at December 31, 2011. The increase in inventory levels from the prior year was a result of Coast’s efforts to increase sales and its market share of the Company’s proprietary products and to support increased sales levels.

“The combination of a number of market challenges in 2012 and continued investments in our proprietary products resulted in our loss for the year,” said Coast’s Chief Executive Officer Jim Musbach. “Recent improvements in wholesale shipments of RVs have not resulted in a steady improvement in demand for RV products as consumers remain concerned about the strength and duration of the economic recovery, changes in domestic fiscal policy and recent increases in the price of gasoline. Despite these challenges, our strategic goal for 2013 is to achieve a return to profitability by capturing additional market share, increasing sales to specialty retailers and expanding sales of higher margin proprietary products. With the help of improved conditions in the broad economy and our markets specifically, we expect to achieve our strategic goals for the year.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include the possible occurrence of declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks to which our business is subject, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the Securities and Exchange Commission on March 30, 2012, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2011 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

# # #

Contacts:

      Sandra Knell, CFO

      408-782-6686 / sknell@coastdist.com

      or

      Jeff Tryka, CFA

      Lambert, Edwards & Associates

      616-233-0500 / jtryka@lambert-edwards.com

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net sales	$20,674	$18,694	$113,521	$108,195
Cost of sales, including distribution costs	18,078	16,571	96,219	90,166

Gross profit	2,596	2,123	17,302	18,029
Selling, general and administrative expenses	4,531	4,015	19,435	18,573

Operating loss	(1,935)	(1,892)	(2,133)	(544)
Other (income) expense
Interest	137	113	552	540
Other	(136)	(6)	(90)	57

	1	107	462	(597)

Loss before income taxes	(1,936)	(1,999)	(2,595)	(1,141)
Income tax provision (benefit)	(456)	(560)	(581)	(255)

Net loss	$(1,480)	$(1,439)	$(2,014)	$(886)

Basic loss per share	$(0.32)	$(0.32)	$(0.44)	$(0.20)

Diluted loss per share	$(0.32)	$(0.32)	$(0.44)	$(0.20)

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Cash	$1,942	$4,180
Accounts receivable, net	9,933	10,900
Inventories, net	30,289	25,852
Other current assets	3,207	2,729

Total Current Assets	45,371	43,661
Property, Plant & Equipment, net	1,188	1,313
Other Assets	3,100	2,762

Total Assets	$49,659	$47,736

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$6,135	$3,394
Accrued liabilities	3,518	3,223

Total Current Liabilities	9,653	6,617
Long-Term Debt	10,933	10,895
Total Stockholders’ Equity	29,073	30,224

Total Liabilities and Stockholders’ Equity	$49,659	$47,736